Exhibit 8.1

                     , 2011

Trimeris, Inc.

2530 Meridian Parkway, 2nd Floor

Durham, NC 27713

Ladies and Gentlemen:

We have acted as counsel to Trimeris, Inc. (“Parent”), a Delaware corporation, in connection with the Merger, as defined in the Agreement and Plan of Merger and Reorganization dated June 13, 2011 (the “Agreement”) by and among Parent, Tesla Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Parent, and Synageva BioPharma Corp. (“Company”), a Delaware corporation. Pursuant to the Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. We are delivering the opinion set forth herein (the “Opinion”) in connection with the filing of the Registration Statement on Form S-4 of Parent, which includes the Joint Proxy Statement/Prospectus (the “Registration Statement”), filed with the Securities and Exchange Commission. Unless otherwise defined herein, capitalized terms used in this Opinion have the meaning specified in the Agreement.

For purposes of this Opinion, we have reviewed and relied upon the Agreement, the Registration Statement, and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Merger will be completed in the manner set forth in the Agreement and in the Registration Statement, without the waiver or modification of any of the terms or conditions contained therein. In addition, in rendering this Opinion, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of the factual representations set forth in the letters of representation from the Company, Parent and Merger Sub to us dated the date hereof (the “Representation Letters”). In rendering our Opinion, we have also assumed (without independent investigation or verification) that (i) the factual representations made in the Agreement, Registration Statement, Representation Letters and other documents referred to herein are, and will be as of the Effective Time, true, correct and complete, (ii) any representation set forth in the Agreement, Registration Statement, Representation Letters and other documents referred to herein that is qualified by knowledge, intention, belief or any similar qualifier is, and will be as of the Effective Time, true, correct and complete without such qualification, (iii) the Representation Letters have been executed by appropriate authorized officers of the Company, Parent and Merger Sub, (iv) all other documents submitted to us have been or will be duly executed and validly signed (and filed, where applicable) to the extent required in the same form as they have been provided to us, (v) each document submitted to us will be legal, valid, binding and enforceable, (vi) all documents submitted to us as certified or photostatic copies conform to original documents, and (vii) all covenants agreed to by the parties pursuant to the documents referred to herein have been or will be performed or satisfied in accordance with their terms. Any inaccuracy in, or any breach of, any of the preceding assumptions or representations, warranties, covenants or statements in the foregoing documents or the failure to consummate the Merger in accordance with the terms of the Agreement and as described in the Registration Statement may adversely affect our Opinion.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that under current United States federal income tax law, the Merger will be treated as a

Trimeris, Inc.

“reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

This Opinion is solely for the benefit of you and your shareholders and shall not inure to the benefit of any other person, including, without limitation, any successor or assign of the Company whether by operation of law or otherwise.

This Opinion is being rendered solely in connection with the filing of the Registration Statement. This Opinion is rendered only as of the date hereof, and we undertake no obligation to supplement, update or revise the Opinion after the date hereof to reflect any changes (including changes that have retroactive effect) in applicable law or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, agreement or assumption relied upon herein that become untrue, incorrect or incomplete. This Opinion may be withdrawn if we do not receive the Representation Letters dated the date of the Effective Time confirming the accuracy of the representations set forth therein. Our Opinion is based upon the applicable provisions of the Code; applicable Treasury Regulations promulgated under the Code; published administrative rulings and procedures; judicial decisions; and other applicable authorities, all as in effect on the date hereof, which are subject to change (possibly with retroactive effect) so as to affect the conclusions stated herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

This Opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger. No opinion is implied or may be inferred beyond the matters expressly stated herein.

In rendering this opinion, we have assumed that Ropes & Gray LLP has delivered, and has not withdrawn, an opinion with respect to the Merger that is substantially similar to this one.

We hereby consent to the reference to us under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement and the filing of this Opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Sincerely,

Paul Hastings LLP